Exhibit 99.1

VOC Energy Trust

VOC Energy Trust Announces Trust Quarterly Distribution

VOC ENERGY TRUST

The Bank of New York Mellon Trust Company, N.A., Trustee

NEWS RELEASE

FOR IMMEDIATE RELEASE

Austin, Texas, January 19, 2012 — VOC Energy Trust (NYSE Symbol — VOC) announced a Trust distribution, which relates to net profits generated during the payment period ended December 31, 2011.

Unitholders of record on January 30, 2012 will receive a distribution amounting to $7,480,000 or $0.44 per unit payable February 14, 2012.

VOC Energy Trust is a Delaware statutory trust formed by VOC Brazos Energy Partners, L.P. (VOC Brazos) to own a term net profits interest representing the right to receive 80% of the net proceeds from the sale of production from substantially all of the interests in oil and natural gas properties in the states of Kansas and Texas held by VOC Brazos as of the date of the conveyance of net profits interest to the Trust.

The underlying oil and gas properties subject to the Trust’s net profits interest include properties located in Brazos County, Texas.  VOC Brazos is continuing to develop the Woodbine C Sand underlying the Kurten Woodbine Unit in the area, utilizing horizontal wells completed with multiple fracture stimulations together with recompletions of existing vertical wellbores into additional pay intervals.  However, there has been a significant increase in industry activity in this area, which has caused a shortage of critical services, particularly fracture stimulation services.  This shortage of services has generally resulted in delays for completion operations in the area, which VOC Brazos believes is generally from 60 to 120 days.  As a result, production volume for the underlying properties in the Kurten Woodbine Unit was less than previously forecasted for the fourth quarter; yet related costs for such development were incurred during the quarter.  The distribution to the Trust from the net profits interest was impacted by these events.

In connection with this distribution, VOC Brazos has released the $1,000,000 it previously reserved for future development, maintenance or operating expenditures, although it can reserve at any time in the future up to $1,000,000 for future development, maintenance or operating expenditures.

Volumes, price and net profits for the payment period were:

Volume (BOE)	217,982
Proceeds (per BOE)	$77.56
Gross Proceeds	$16,907,713
Costs	$8,637,891
Net Profits	$8,269,822
Percentage applicable to Trust’s 80%
Net Profits Interest	$6,615,858

Decrease in cash reserve held by VOC Brazos Energy Partners, L.P.	$1,000,000
Total cash proceeds available for the Trust	$7,615,858
Provision for estimated Trust expenses	$(135,858)
Net cash proceeds available for distribution	$7,480,000

This news release contains forward-looking statements. Although VOC Brazos Energy Partners, L.P. has advised the Trust that VOC Brazos Energy Partners, L.P. believes that the expectations contained in this press release are reasonable, no assurances can be given that such expectations will prove to be correct. The announced distributable amount is based on the amount of cash received or expected to be received by the Trustee from the underlying properties on or prior to the record date. Any differences in actual cash receipts by the Trust could affect this distributable amount. Other important factors that could cause these statements to differ materially include the actual results of drilling operations, risks inherent in drilling and production of oil and gas properties, the ability of commodity purchasers to make payment, and other risk factors described in the Trust’s Form 10-Q for the quarter ended September 30, 2011 filed with the Securities and Exchange Commission on November 14, 2011. Statements made in this press release are qualified by the cautionary statements made in these risk factors. The Trust does not intend, and assumes no obligations, to update any of the statements included in this press release.

Contact:	VOC Energy Trust
The Bank of New York Mellon Trust Company, N.A., as Trustee
Mike Ulrich
(512) 236-6599

919 Congress Avenue, Austin, TX 78701